                                                                    EXHIBIT 3(i)


                       OIS OPTICAL IMAGING SYSTEMS, INC.
                             RESOLUTION AUTHORIZING
                    THE SERIES A CUMULATIVE PREFERRED STOCK


         RESOLVED, that in accordance with the provisions of the Company's Restated Certificate of Incorporation, as amended, (the "Certificate of Incorporation") a series of cumulative preferred stock, $0.01 par value ("Series A Preferred"), be and hereby is created and authorized for issuance, and that the designations and amounts thereof and the preferences, qualifications, privileges, limitations, options, and other rights (the "Rights and Preferences") of the Series A Preferred are as set forth in this resolution (this "Designation Resolution"):

I.       Series A Preferred

         SECTION 1. Designation and Amount. The Company has authority to issue 25,000 shares of Series A Preferred, which number may be increased or decreased at any time and from time to time by resolution of the Board of Directors (the "Board"), except that no decrease will reduce the number of authorized shares of Series A Preferred to a number less than the number of shares of Series A Preferred then outstanding.

         SECTION 2.  Dividends and Distributions.

                 2.1 Accrual of Dividends. The holders of shares of Series A Preferred will be entitled to receive, when, as, and if declared by the Board, out of legally available funds, dividends payable in cash as hereinafter provided, which dividends will be paid prior and in preference to any payment of any dividend to the holders of the common stock of the Company and to all other classes or series of capital stock of the Company that are hereafter designated to be subordinated to the Series A Preferred. Dividends on each share of Series A Preferred will begin to accrue from the

Original Date Of Issuance (as defined in Section 9.1) of any such share and will accumulate and be payable in cash (and not in kind) on the last day of June and December in each year, computed on the Original Issuance Price (as defined in Section 9.2), at the following rates:

                 (a) during each of the first five years from the Original Date Of Issuance of any such share and through the last day of June or December (as the case may be), at an annual rate of 8%; and

                 (b) thereafter during each of years six through eight following the Original Date Of Issuance at one of the following rates, as selected by a majority of the disinterested members of the Company's Board of Directors (the "Independent Directors") (and in the absence of a selection by the Independent Directors, the rate computed as provided in paragraph (i) will apply):

                          (i) a rate per annum equal to the sum of: (A) LIBOR, as quoted on the Reuters Data Service on the first day of January or July, as the case may be; and (B) 125 basis points, which rate will be recalculated as of the first day of each January and July for the following six-month period; or

                          (ii) a rate per annum equal to the sum of (A) the three-year Treasury Bill yield, as quoted on the Reuters Data Service on the first day of the three-year period, and (B) 200 basis points; and

                 (c) thereafter the "Independent Directors" may select one of the following rates (in the absence of a selection by the Independent Directors, the rate computed as provided in paragraph (i) will apply):

                          (i) a rate per annum equal to the sum of: (A) LIBOR, as quoted on the Reuters Data Service on the first day of January or July, as the case may be; and (B) 350 basis points, which rate will be recalculated as of the first day of each January and July for the following six-month period; or

                          (ii) a rate per annum equal to the sum of (A) the three-year Treasury Bill yield, as quoted on the Reuters Data Service on the first day of the applicable three-year period, and (B) 400 basis points, which rate will be recalculated as of the first day of each three-year period; and

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                 (d)      thereafter beginning with year twelve after the
                          Original Date Of Issuance and on each successive three-year anniversary the rate then in effect will increase by an additional 150 basis points.

                 (e) Notwithstanding anything herein to the contrary, the interest rate shall not at anytime exceed 16.5% per annum.

During each of the first five years from the Original Date of Issuance of any share, no interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments that may be in arrears, and accrued and unpaid dividends will not compound. Thereafter, interest on accrued and unpaid dividends will accrue and will be compounded semi-annually at the annual dividend rate then in effect.

                 2.2 Payment of Dividends. Dividends on shares of Series A Preferred will be paid on dates established by the Board of Directors (each such date, a "Dividend Payment Date"). Dividends accruing on shares of Series A Preferred for any period of less than a full year will be computed on the basis of a 365 day year. Dividends paid on shares of Series A Preferred in an amount less than the total amount of the dividends accumulated on such shares will be allocated in such manner so that holders of Series A Preferred share ratably in the dividends so paid.

                 2.3 Record Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date will be no more than 60 days prior to the date fixed for the payment.

         SECTION 3.  No Conversion or Redemption Rights.

                 3.1 No Conversion Right. The holders of the shares of Series A Preferred will not have any right to convert any such shares into shares of any other class or series of capital stock of

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the Company, or into rights, options or warrants to subscribe for or purchase shares of any other class or series of capital stock of the Company.

                 3.2   No Redemption Right.  The holders of Series A
Preferred will not have any right to require the Company to redeem any or all of their shares. The Company will not redeem any shares of Series A Preferred without the affirmative vote of a majority of the Independent Directors.

         SECTION 4.  Certain Restrictions.

                 4.1 Dividends and Distributions. At any time while any shares of Series A Preferred are outstanding and any dividends accrued thereon remain unpaid after any Liquidation (as defined in Section 6 below), the Company will not:

                          (a)  declare or pay dividends or make any other
distributions on any shares of stock ranking junior to the Series A Preferred as to dividends; or

                          (b)  declare or pay dividends or make any other
distributions on any shares of stock ranking on a parity with the Series A Preferred as to dividends, except dividends or other distributions paid on the Series A Preferred and all such parity stock in such proportions so that the amount of dividends or other distributions declared in respect of each such series or class of stock bear the same ratio to each other as the ratio that the accumulated but unpaid dividends in respect of each such series or class of stock bear to each other.

                 4.2 Redemption and Purchase. At any time while any shares of Series A Preferred remain outstanding, the Company will not:


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


                          (a)  redeem, purchase or otherwise acquire for
consideration (including pursuant to sinking fund requirements) shares of any stock ranking junior to the Series A Preferred as to dividends and as to liquidating distributions, except that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock by the conversion of such shares into, or the exchange of such shares for, shares of any stock of the Company ranking junior to the Series A Preferred as to dividends and as to liquidating distributions;

                           (b)  redeem pursuant to a sinking fund or otherwise
shares of any stock of the Company ranking on a parity with the Series A Preferred as to dividends and as to liquidating distributions, except (a) by means of a redemption pursuant to which all outstanding shares of Series A Preferred and all stock of the Company ranking on a parity with the Series A Preferred as to dividends and as to liquidating distributions are redeemed or pursuant to which a pro rata redemption is made from all holders of the Series A Preferred and all stock of the Company ranking on a parity with the Series A Preferred as to dividends and as to liquidating distributions, the amount allocable to each class or series of such stock being determined on the basis of the aggregate liquidation preference of the outstanding shares of each such class or series being redeemed, or (b) by conversion of such parity stock into, or exchange of such parity stock for, stock of the Company ranking junior to the Series A Preferred as to dividends and as to liquidating distributions; or

                          (c)  purchase or otherwise acquire for any
consideration any stock of the Company ranking on a parity with the

Series A Preferred as to dividends and as to liquidating distributions, except
(a) pursuant to an acquisition made in accordance with the terms of one or more offers to purchase all of the outstanding shares of Series A Preferred and all stock of the Company ranking on a parity with the Series A Preferred as to dividends and as to liquidating distributions (which offers will describe such proposed acquisition of all such parity stock), each of which offers will have been accepted by the holders of at least 50% of the shares of each series or class of stock receiving such offer outstanding at the commencement of the first of such purchase offers, or (b) by conversion of such parity stock into, or exchange of such parity stock for, stock of the Company ranking junior to the Series A Preferred as to dividends and as to liquidating distributions.

         SECTION 5. Reacquired Shares. Any shares of Series A Preferred redeemed, purchased, or otherwise acquired by the Company in any manner whatsoever will have the status of authorized but unissued shares of Series A Preferred.

         SECTION 6.  Liquidation, Dissolution or Winding Up.

             6.1 Liquidation Procedure. Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company (a "Liquidation"), the holders of the Series A Preferred then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount equal to the Original Issuance Price for each outstanding share of Series A Preferred, plus any accrued but unpaid dividends (the "Redemption Price"). No distribution will be made:

                          (a)  to the holders of shares of stock ranking
junior to the Series A Preferred upon a Liquidation unless, prior thereto, each holder of shares of Series A Preferred has received a distribution in the amount of the Redemption Price of such holder's shares of Series A Preferred; or

                          (b)     to the holders of shares of stock ranking on
a parity with the Series A Preferred upon a Liquidation, except distributions made ratably on the Series A Preferred and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon a Liquidation.

                 6.2 Shortfall in Payment on Liquidation. If the amount available for distribution on Liquidation to holders of shares of Series A Preferred is less than the aggregate Redemption Price of such shares, the amount so available for distribution will be allocated among such holders in such manner so that holders of Series A Preferred share ratably in the distributions upon Liquidation so paid according to the respective aggregate Redemption Price of shares of Series A Preferred held by such holders at the time of such distribution.

                 6.3 No Other Rights. After payment in full of the Redemption Price of the Series A Preferred, the Series A Preferred will not be entitled to receive any additional cash, property, or other assets of the Company upon the Liquidation of the Company. If the Company pays a liquidation payment amounting in the aggregate to less than the Redemption Price of the Series A Preferred, the Company in its discretion may require the surrender of certificates evidencing the shares of Series A Preferred and issue a replacement certificate or certificates, or it may require the certificates evidencing the shares in respect of which such payments are to be made to be presented to the Company, or its agent, for notation thereon of amounts of the Redemption Price paid for such shares. If a certificate for Series A Preferred on which payment of one or more partial Liquidation payments has been made is presented for exchange or transfer, the certificate issued upon such exchange or transfer will bear an appropriate notation as to the aggregate amount of the Redemption Price that had been paid.

         SECTION 7. Event of Default. An "Event of Default" will occur if the Company fails to pay (a) the Redemption Price on any shares of the Series A Preferred within thirty (30) days after such Redemption Price will be due or
(b) a dividend payment within thirty (30) days after the Dividend Payment Date.

         SECTION 8. Voting Rights. The holders of shares of Series A Preferred will have only the voting rights expressly provided in this Section 8 and the rights expressly required by applicable law.

                 8.1 Rights of Series A Preferred. The affirmative vote of the holders of 75% of the outstanding shares of Series A Preferred will be required for the Company to (a) amend or repeal any provisions of the Certificate of Incorporation or of this Designation Resolution, if the amendment or repeal would materially adversely affect the Rights and Preferences of the Series A Preferred, or (b) amend the Certificate of Incorporation or adopt a designation resolution to create or increase the amount of any class or series of capital stock that would rank senior to or on parity with the Series A Preferred as to dividend and/or liquidation rights.

                 8.2 Voting Rights Upon Default in Payment of Dividends. Without in any way limiting the rights and remedies of holders of shares of Series A Preferred at law, in equity, or pursuant to contractual arrangement with the Company, upon an Event of Default the affirmative vote of the holders of a majority of outstanding shares of Series A Preferred will be required for the Company to sell or lease all or substantially all of the Company's properties or assets.

         SECTION 9.  Definitions.

                 9.1 "Original Date Of Issuance" of any share of Series A Preferred means the date on which: (a) a subscription agreement for that share has been received by the Company and (b) the consideration for that share has been fully paid by the initial purchaser.

                 9.2 "Original Issuance Price" means, with respect to Series A Preferred, One Thousand Dollars ($1,000.00) per share.

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                          CERTIFICATE OF AMENDMENT OF
                     RESTATED CERTIFICATE OF INCORPORATION
                      OF OIS OPTICAL IMAGING SYSTEMS, INC.


     OIS Optical Imaging Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST:   That at a meeting of the Board of Directors of the corporation held on September 20, 1994, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the amendment be considered at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that Article FOURTH of the Restated Certificate of Incorporation of OIS Optical Imaging Systems, Inc., as amended, be amended to replace the first paragraph of Article FOURTH only, to read as follows:

                 FOURTH: The corporation is authorized to issue two classes of shares designated respectively "Common Stock, $0.01 par value per share" and "Preferred Stock, $0.01 par value per share". The authorized number of shares of Common Stock is One Hundred Twenty-Five Million (125,000,000) and the authorized number of shares of Preferred Stock is Fifteen Million (15,000,000).

     SECOND: That at a meeting of the Board of Directors of the corporation held on September 23, 1993, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that the amendment be considered at the next annual meeting of stockholders. The resolution setting forth the proposed amendment, except as modified by the above resolution, is as follows:

     RESOLVED, that Article FOURTH of the Restated Certificate of Incorporation of OIS Optical Imaging Systems, Inc., as amended, be amended to replace, in Article FOURTH, the statement of rights associated with the Preferred Stock to read as follows:

     A statement of the designations, preferences, and relative, participating, optional or other special rights and qualifications, or restrictions thereof of the shares of each class is as follows:

     (1)    The Preferred Stock:

     Shares of the Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors. The Board of Directors is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any series of

     Preferred Stock, the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, of shares of that series of Preferred Stock, including, but not without limiting the generality of the foregoing, the following:

          (a) The number of shares constituting that series and the distinctive designation of that series;

          (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemptions, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking funds;

          (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

          (h) Any other relative rights, preferences and limitations of that series.

     THIRD:     That thereafter the annual meeting of the stockholders of said corporation was duly held on November 9, 1993, as to the Second certification above and on November 10, 1994, as to the First certification, at which meetings the necessary number of shares as required by statute were voted in favor of the amendments.

     FOURTH:    That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FIFTH:     That the capital of said corporation shall not be reduced under or by reason of said amendments.

     IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by Rex Tapp, its President, and David B. Jaffe, its Secretary, this 10th day of November, 1994.


                                         By:  /s/ Rex Tapp
                                              -----------------
                                                  President


                                         ATTEST: /s/ David B. Jaffe
                                                 ------------------
                                                      Secretary

                                  AMENDMENT TO
                      OIS OPTICAL IMAGING SYSTEMS, INC.'S
                     RESTATED CERTIFICATE OF INCORPORATION


Article Fourth shall read in full as follows:

         "FOURTH: The corporation is authorized to issue two classes of shares designated respectively "Common Stock, $0.01 par value per share" and "Preferred Stock, $2.00 par value per share". The authorized number of shares of Common Stock is Ninety-Five Million (95,000,000), and the authorized number of shares of Preferred Stock is Three Million (3,000,000).

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION


Ovonic Imaging Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:   That at a meeting of the Board of Directors of Ovonic Imaging Systems,
Inc. resolutions were duly adopted setting forth proposed amendments of the Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

        RESOLVED, Article FIRST and Article FOURTH of the Restated Certificate of Incorporation of Ovonic Imaging Systems, Inc. shall be deleted in their entirety and replaced with the following:

              "FIRST: The name of the corporation is OIS Optical Imaging Systems, Inc."

              "FOURTH: The corporation is authorized to issue two classes of shares designated respectively "Common Stock, $0.01 par value per share" and "Preferred Stock, $2.00 par value per share". The authorized number of shares of Common Stock is Forty Million (40,000,000) and the authorized number of shares of Preferred Stock is Three Million (3,000,000).

              A statement of all of the relative designations, powers, rights, preferences, restrictions and limitations of the shares of each class is as follows:

              (1)   The Preferred Stock:

                    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is authorized to determine or alter the rights, preferences, privileges and restriction granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restriction stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                  At the time of such issuance, a certificate shall be filed as required by Section 151(g) of the General Corporation Law of the State of Delaware or its successor provisions. The Board of Directors of the corporation is hereby expressly granted authority to fix by duly adopted resolution or resolutions the designations and the relative powers and preferences, the relative, participating, optional, voting, conversion or other special rights, the terms and conditions of any redemptions and the relative qualifications, limitations or restrictions as may be authorized or permitted by the laws of the State of Delaware in respect of each such series of Preferred Stock. Notwithstanding the above, all Preferred Stock which may be issued shall have one
             (1) vote or less per share to vote along with the holders of the corporation's Common Stock, as a single class, on all matters brought before such holders of the corporation's Common Stock, including election of the Board of Directors, except as a separate class or series vote may be required under Delaware law.

                  (2)  The Common Stock:

                       (A) Dividends - Subject to any and all prior rights of the holders of any outstanding shares of the Preferred Stock of OIS, of any and all series, the Board of Directors may declare and pay ratable dividends or make other distributions in cash, its bonds or its property, including shares or bonds of other corporations, on the outstanding shares of its Common Stock, payable to the full extent permitted under the laws of the State of Delaware.

                       (B) Liquidating Distributions - In the event of any distribution of all of the assets of OIS, upon a liquidation, dissolution or winding up of OIS, voluntary or involuntary, after payment of the full preferential amounts to which the holders of the Preferred Stock shall be entitled, the holders of the Common Stock shall be ratably entitled to receive all of the remaining assets of OIS in proportion to the number of shares held by them respectively.

                       (C) Voting - Each holder of the Common Stock shall be entitled to one vote for each share of Common Stock held by him of record on the stock transfer books of OIS."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, at an annual meeting of the stockholders of said corporation which was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the

State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD:   That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, said Ovonic Imaging Systems, Inc. has caused this certificate to be signed by Zvi Yaniv, its President, and Joseph Ben-Gal, its Secretary, this 12th day of July, 1990.


                                             By:  /s/  Zvi Yaniv
                                                  -------------------
                                                  Zvi Yaniv, President



                                             Attest:   /s/ Joseph Ben-Gal
                                                       -------------------------
                                                       Joseph Ben-Gal, Secretary

                       OIS OPTICAL IMAGING SYSTEMS, INC.

                CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES
                      AND RELATIVE RIGHTS, QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS OF THE
              SERIES A 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                      OF OIS OPTICAL IMAGING SYSTEMS, INC.


                       Pursuant to Section 151(g) of the
                        Delaware General Corporation Law

         The undersigned, Zvi Yaniv and Joseph Ben-Gal, President and Secretary, respectively, of OIS OPTICAL IMAGING SYSTEMS, INC., a Delaware corporation (the "Corporation"), DO HEREBY CERTIFY that pursuant to a unanimous written consent signed by all of the Corporation's directors dated July 12, 1990, the following resolution was duly adopted:

         RESOLVED, that, pursuant to authority conferred upon the Board of Directors of the Corporation - pursuant to the Certificate of Incorporation and bylaws of the Corporation, a Series A 10% Cumulative Convertible Preferred Stock, par value $2.00 per share, of the Corporation is hereby created, to consist of 2,000,000 shares of preferred stock which the Corporation hereby has authority to issue, and that the designations, powers, preferences and relative participating, optional and other special rights and relative qualifications, limitations or restrictions of the shares of such series hereby are fixed as follows:


         1. Designations. 2,000,000 authorized shares of Preferred Stock, par value $2.00 per share, shall be issued in and as a series to be designated the "Series A 10% Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock").

         2. Each share of the Series A Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series A Preferred Stock. The Series A Preferred Stock shall be equal in eight and shall rank pari passu with any other series of preferred stock now or hereafter issued by the Corporation if approved in accordance with Section 5(a).

         3. Dividends. The holders of shares of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation and out of the assets of the Corporation legally available therefor, cumulative cash dividends from the date of issuance of such shares payable semi-annually at the annual rate of $0.20 per share through 1998, and commencing in 1999 at the annual rate of $0.40 per share on the last day of April and October in each year, commencing on the April 30 or October 31 immediately following the date of issuance of such shares. At the option of the holder thereof, each dividend on the shares of Series A Preferred Stock owned by such holder shall be paid not in cash but rather in the form of additional shares of Series A Preferred Stock valued at $2.00 per share. If any fractional interest in a share of Series A Preferred Stock would be deliverable to a holder of Series A Preferred Stock who elects to receive any dividend in additional shares of Series A Preferred Stock, the Corporation shall deliver a full share thereof in lieu of such fractional share, at no cost to such holder. In computing the amount of dividends accrued in respect of a fraction of a semi-annual period, such amount shall be pro rated on the basis of the actual number of days elapsed and a 360-day year. Any dividends on the Series A Preferred Stock which are not paid within 30 days after the date upon which payment thereof is due shall bear interest at the rate of 10% per annum from such date until paid. Dividends on the Series A Preferred Stock shall be payable before any dividends or distributions shall be paid upon, or declared and set apart for, the Common Stock or any capital stock junior to the Series A Preferred Stock and before any repurchase, redemption, retirement or other acquisition for valuable consideration of any shares of Common Stock or of any capital stock junior to the Series A Preferred Stock (other than upon conversion thereof into Common Stock) shall be effected, so that if in any semi-annual dividend period all dividends at the rate filed above accrued from the date of issuance of any shares of the Series A Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or set apart for payment, together with interest thereon as provided above, before any dividends or distributions shall be paid upon, or set apart for, or any repurchase, redemption, retirement or other acquisition for valuable consideration is effected of, the Common Stock or of any capital stock junior to the Series A Preferred Stock (other than upon conversion thereof into Common Stock).

         4. Preference on Liquidation. The Series A Preferred Stock shall be preferred with respect to both earnings and assets of the Corporation. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of shares of the Series A Preferred Stock shall be entitled, before any payment or distribution of the assets of the Corporation shall be made or set apart to the holders of Common Stock or any capital stock junior to the Series A Preferred Stock, to receive from the net assets of the Corporation available for distribution to shareholders cash in the amount of $2.00 per share, together with any accrued and unpaid dividends and any other amounts which may be payable with respect to such shares pursuant to Sections 3 and 6 hereof to the date of final distribution to the holders of the Series A Preferred Stock. The holders of shares of the Series A Preferred Stock shall be entitled to no further participation in any assets of the Corporation. Inasmuch as the holders of any other shares of the Corporation's preferred stock shall have the same preferences on liquidation as shall the holders of shares of the Series A Preferred Stock, if, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation distributable among the holders of the shares of the Corporation's preferred stock having the same preferences on liquidation shall be insufficient to permit the payment in full to such holders of the aforementioned preferential amounts, then the entire assets of the Corporation or the proceeds thereof shall be distributed ratably among the holders of all of the outstanding shares of the Corporation's preferred stock having the same preferences on liquidation in proportion to the full preferential amounts to which they are respectively entitled. Neither the consolidation or merger of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation nor the sale, lease, exchange or conveyance of less than substantially all of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up of the Corporation for the purposes of this Section 4.

         5. Voting. Except as may otherwise be required by law or the provisions of this Section 5, the holders of shares of the Series A Preferred Stock shall be entitled to vote as a single class with the Common Stock for the election of directors and upon any matter such Series A Preferred Stock shall have one vote per share; provided, however, that so long as any shares of the Series A Preferred Stock shall be outstanding and unless the consent or vote of a greater number of shares shall then be required by law, the consent or approval of the holders of at least a majority of the total number of shares of the Series A Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy at a meeting at which the holders of shares of the Series A Preferred Stock shall be entitled to vote separately as a class, shall be necessary for effecting or validating each of the following:

                 (a) the authorization, or any increase in the authorized amount, of any class or series of capital stock of the Corporation (i) ranking pari passu with the Series A Preferred Stock (referred to herein as "Pari Passu Stock"), or (ii) having any preference or priority as to dividends or upon liquidation (referred to herein as "Senior Stock") over the Series A Preferred Stock or (iii) exchangeable for, convertible into or evidencing the right to purchase any shares of the Series A Preferred Stock or any class or series of Senior Stock or Pari Passu Stock;

                 (b) the reclassification of any shares of capital stock into shares of Senior Stock, Pari Passu Stock, Series A Preferred Stock or into shares of capital stock of the Corporation convertible into the Series A Preferred Stock or any class or series of Senior Stock or Pari Passu Stock; or

                 (c) the amendment, alteration or repeal of any provision of the Certificate of Incorporation of the Corporation or any certificate amendatory thereof or supplemental thereto, so as to alter or change any of the preferences, rights or powers of the Series A Preferred Stock; or so as to increase the number of authorized shares of Preferred Stock.

         6.   Redemption.
              (a) Voluntary Redemption. Commencing April 13, 1999, the Corporation shall have the right, but not the obligation, to redeem all or any portion of the shares of the Series A Preferred Stock then outstanding at a price of $2.00 per share plus all accrued and unpaid dividends (and interest, if any) on such shares through and including the date (a "Redemption Date") selected by the Corporation for such redemption in accordance with this
Section 6(a).
              The Corporation shall notify the holders of shares of the Series A Preferred Stock that are to be redeemed of any such redemption by mailing, by prepaid certified or registered mail, a written notice of redemption not less than 30 nor more than 60 days prior to any Redemption Date at their respective addresses appearing on the stock transfer books of the Corporation. Any such holder shall be entitled to receive payment upon such redemption only upon surrender to the Corporation, at the address set forth in its notice of redemption, of the certificates representing such holder's shares of the Series A Preferred Stock called for redemption by the Corporation. The holders of shares of the Series A Preferred Stock shall have the right to convert such shares, in accordance with the provisions of Section 7 hereof, at any time up to the close of business on the Redemption Date. In the event of any redemption pursuant to this Section 6(a) of less than all of the shares of Series A preferred Stock then outstanding, the Corporation shall have the sole and exclusive discretion to determine the shares to be redeemed.

              (b) Failure to Effect Redemption. In the event that the Corporation fails on any Redemption Date to make redemption in full of all shares of the Series A Preferred Stock called for redemption on that date, interest shall accrue and be payable on the unpaid redemption amount at the rate of 20% per annum from such Redemption Date until paid, and dividends (and interest thereon, if any) shall continue to be payable on the Series A Preferred Stock as provided in Section 3 hereof.

              (c) Effect of Redemption. On and after any Redemption Date (unless the Corporation defaults in the payment or provision for payment (as set forth herein in this Section 6) in respect of such redemption), the holders of shares of the Series A Preferred Stock called for redemption shall cease to be stockholders of the Corporation with respect to such shares and shall have no interest in the Corporation by virtue thereof and shall have no voting or other rights with respect thereto except the right to receive payment of all amounts payable upon such redemption as provided in this Section 6, and such shares shall be deemed to have been redeemed and to be no longer outstanding. In the event that any certificates representing any shares of the Series A Preferred Stock called for redemption have not on or prior to any Redemption Date been surrendered to the Corporation for cancellation in exchange for payment of the redemption price, the Corporation may set aside, with such escrow agent as shall be designated by it, sufficient funds to provide for the redemption payment with respect to such shares to be made upon surrender or such certificates. No shares of the Series A Preferred Stock so redeemed shall be reissued or otherwise disposed of, and no shares of the Series A Preferred Stock shall be issued in lieu thereof, and the Corporation shall cause all shares redeemed to be retired and canceled in the manner provided by law.

              (d) No Sinking Fund. The Series A Preferred Stock shall not be entitled to the benefit of any sinking fund to be applied to the redemption thereof.

         7.   Conversion.

              (a) Conversion and Conversion Price. Subject to the terms and conditions of this Section 7, each of the holders of shares of Series A Preferred Stock shall have the option, at any time and from time to time, to convert each of such shares (but not any fractional portion of a share) into shares of Common Stock at a rate of one share of Common Stock for each $2.00 of par value of the shares so converted or, in case an adjustment of such conversion rate has taken place pursuant to the further provisions of this
Section 7, then at the conversion rate as last adjusted and in effect at the date the certificates for such shares of the Series A Preferred Stock are surrendered for conversion (such dollar amount of par value or such dollar amount of par value as last adjusted, as the case may be, required to obtain one share of Common Stock upon conversion pursuant to this Section 7 being referred to herein as the "Conversion Price"). In order to exercise such conversion privilege, any such holder shall surrender to the Corporation at its principal offices (i) the certificates for the shares of the Series A Preferred Stock to be converted and (ii) a notice (a "Conversion Notice") that such holder elects to convert such shares in accordance with the provisions of this
Section 7(a). Unless the shares of Common Stock issuable upon conversion of the Series A Preferred Stock are then covered under an effective registration statement under the Securities Act of 1933, such holder shall also deliver to the Corporation an investment letter in form reasonably satisfactory to the Corporation to ensure compliance with the provisions of the Securities Act of 1933 and applicable state securities laws. In the event that such holder elects to convert only a portion of the number of full shares of the Series A Preferred Stock covered by a certificate or certificates surrendered for conversion, the Corporation shall issue and deliver to such holder, a certificate or certificates for the number of full shares of the Series A Preferred Stock not converted.

              (b)     Issuance of Certificates; Time Conversion
Effected. Promptly after the receipt of a Conversion Notice and surrender of certificates as aforesaid, the Corporation shall issue and deliver to such holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock surrendered therefor. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined, as of the close of business on the date on which the Conversion Notice shall have been received by the Corporation and such shares of Series A Preferred Stock shall have been surrendered as aforesaid, and at such time the rights of such holder as to such shares of Series A Preferred Stock surrendered shall cease and the person in whose name any certificate or certificates for shares of Common Stock shall then be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented hereby. If the last day for the conversion of the Series A Preferred Stock at the place of surrender shall not be a business day, then the last day for such conversion at such place shall be the next succeeding business day.

              (c) Fractional Shares; Accrued Interest; Partial Conversion. No fractional shares of Common Stock shall be issued upon conversion of any of the Series A Preferred Stock and no payment or adjustment shall be made upon any such conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion of any shares of Series A Preferred Stock, the Corporation shall pay in cash all accrued and unpaid dividends (and interest thereon, if any) on the shares surrendered for conversion to the date upon which the conversion is deemed to take place as provided in Section 7(b) hereof. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this Section 7(c), be deliverable upon the conversion of the Series A Preferred Stock, the Corporation shall deliver a full share thereof in lieu of such fractional share, at no cost to the holder thereof.

              (d) Adjustment of Conversion Price Upon the Occurrence of Certain Events. The Conversion Price shall be subject to adjustment as follows:
                          (1)     Stock Dividends, Splits, Combinations and
Reclassifications. In case the Corporation shall, after July 12, 1990, (i) pay a stock dividend or make a distribution in shares of its capital stock (whether shares of its Common Stock or of capital stock of any other class), (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of the Corporation, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Corporation which he would have owned immediately following such action had such share of Series A Preferred Stock been converted immediately prior thereto, and such Conversion Price shall thereafter be subject to further adjustments under this Section 7(d). An adjustment made pursuant to this subsection (1) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                          (2)     Distributions on Common Stock.  In case the
Corporation shall, after July 12, 1990, fix a record date for the making of a distribution to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of (i) assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in Common Stock of the Corporation), (ii) evidences of indebtedness or other securities (except for the Common Stock of the Corporation) of the Corporation or of any corporation other than the Corporation, or (iii) subscription rights, options or warrants to purchase any of the foregoing assets or securities (excluding those referred to in Section 7(d)(4)(C) hereof), whether or not such rights, options or warrants are immediately exercisable (hereinafter collectively referred to as "Distributions on Common Stock"), the Corporation shall issue to the holders of outstanding shares of Series A Preferred Stock, the Distribution on Common Stock to which they would have been entitled if they had converted the shares of Series A Preferred Stock held by them into Common Stock of the Corporation immediately prior to the record date for the purpose of determining stockholders entitled to receive such Distribution on Common Stock.

                          (3)     Adjustment of Conversion Price.  Subject to
the exceptions referred to in Section 7(d)(5) hereof, in case the Corporation shall at any time or from time to time after April 13, 1989 issue any additional shares of its Common Stock ("Additional Common Stock") for a consideration per share either (I) less than the then current Market Price per share of Common Stock of the Corporation (determined as provided in Section 7(d)(7) hereof) immediately prior to the issuance of such Additional Common Stock unless such consideration per share is greater than one hundred fifty percent (150%) of the then current Conversion Price immediately prior to the issuance of such Additional Common Stock (II) less than the then current Conversion Price immediately prior to the issuance of such Additional Common Stock, or (III) without consideration, then (in the case of either clause (I), (II) or (III)), and thereafter successively upon each such issuance, the then current Conversion Price shall forthwith be reduced to a price equal to the lesser of:

         (i) the price determined by multiplying such current Conversion Price by a fraction, of which

                 (a) the numerator shall be (i) the number of shares of Common Stock of the Corporation outstanding when the then current Conversion Price became effective plus (ii) the number of shares of Common Stock of the Corporation which the aggregate amount of consideration, if any, received by the Corporation upon all issues of its Common Stock since the then current Conversion Price became effective (including the consideration, if any, received for such Additional Common Stock) would purchase at the greater of (A) the then current Market Price per share of Common Stock of the Corporation or (B) the then current Conversion Price per Share, and

                 (b) the denominator shall be (i) the number of shares of Common Stock of the Corporation outstanding when the then current Conversion Price became effective plus (ii) the number of shares of Common Stock of the Corporation issued since the then current Conversion Price became effective (including the number of shares of such Additional Common Stock);

or

         (ii) the price determined by dividing (1) the aggregate amount of consideration, if any, received by the Corporation upon all issues of its Common Stock since the then current Conversion Price became effective (including the consideration, if any, received for such Additional Common Stock) by (2) the number of shares of Common Stock of the Corporation issued since the then current Conversion Price became effective (including the number of shares of such Additional Common Stock); provided, however, that such adjustment shall be made only if the Conversion Price determined from the above adjustment shall be less than the Conversion Price in effect immediately prior to the issuance of such Additional Common Stock. The Corporation may, but shall not be required to, make any adjustment of the current Conversion Price if the amount of such adjustment shall be less than $.01, but any adjustment that would otherwise be required then to be made which is not so made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than $.01.

         (4) Issuance of Common Stock or Other Securities. For purposes of any adjustment as provided in Section 7(d)(3) hereof, the following provisions shall also be applicable:

                        (A) In case of the issuance of Additional Common Stock for cash, the consideration received by the Corporation therefor shall be deemed to be the net cash proceeds received by the Corporation for such Additional Common Stock after deducting any commissions or other expenses paid or incurred by the Corporation for any underwriting of, or otherwise in connection with the issuance of, such Additional Common Stock.

                        (B) In case of the issuance (otherwise than upon conversion of obligations or shares of stock of the Corporation) of Additional Common Stock for a consideration other than cash, or a consideration a part of which shall be other than cash, the amount of the consideration other than cash so received or to be received by the Corporation shall be deemed to be the value of such consideration at the time of its receipt by the Corporation as determined in good faith by the Board of Directors of the Corporation, except that where the non-cash consideration consists of the cancellation, surrender or exchange of outstanding obligations of the Corporation (or where such obligations are otherwise converted into shares of Common Stock of the Corporation), the value of the non-cash consideration shall be deemed to be the amount, including principal and any accrued interest, as of the time of the Corporation's receipt, of the obligations cancelled, surrendered, satisfied, exchanged or converted. If the Corporation receives consideration, part or all of which consists of publicly traded securities (i.e., in lieu of cash), the value of such non-cash consideration shall be the aggregate market value of such securities (based on the latest reported trades) as of the close of the day immediately preceding the date of their receipt by the Corporation.

                        (C) In case of the issuance (other than by way of a Distribution on Common Stock pursuant to Section 7(d)(2) hereof), whether by distribution or sale to holders of its Common Stock or to others, by the Corporation of (i) any security (other than shares of Series A Preferred Stock) that is convertible into Common Stock of the Corporation or (ii) any rights, options or warrants to purchase Common Stock of the Corporation (except as stated in Section 7(d)(5) hereof), if inclusion thereof would result in a Conversion Price Lower than if excluded, the Corporation shall be deemed to have issued, for the consideration described below, the number of shares of Common Stock into which such convertible security may be converted when first convertible, or the number of shares of Common Stock deliverable upon the exercise of such rights, options or warrants when first exercisable, as the case may be (and such shares shall be deemed to be Additional Common Stock for purposes of Section 7(d)(3) hereof); provided, that if such number of shares is thereafter increased in accordance with the terms of such convertible security, rights, options or warrants, as a result of the antidilution provisions of such convertible security, rights, options or warrants or otherwise, the Corporation shall be deemed to have issued at the time of such increase and at no consideration, the additional shares of Common Stock into which such convertible securities may be converted as a result of such increase or the additional shares of Common Stock for which such rights, options or warrants may be exercised as a result of such increase, as the case may be. The consideration to be deemed to be received by the Corporation at the time of the issuance of such convertible securities or such rights, options or warrants shall be the consideration so received determined as provided in Section 7(d)(4)(A) and (B) hereof after deducting any commissions or other expenses paid or incurred by the Corporation for any underwriting of, or otherwise in connection with, the issuance of such convertible securities or rights, options or warrants, plus (x) any consideration or adjustment payment to be received by the Corporation in connection with such conversion, or (y) the aggregate price at which shares of Common Stock are to be delivered upon the exercise of such rights, options or warrants when first exercisable or, if no price is specified and such shares are to be delivered at an option price related to the market value of the subject Common Stock, an aggregate option price bearing the same relation to the market value of the subject Common Stock at the time such rights, options or warrants were granted; provided, that as to such rights, options or warrants further adjustment as shall be necessary on the basis of the actual option price at the time of exercise shall be made at such time if the actual option price is less than the aforesaid assumed option price. No further adjustment of the Conversion Price shall be as a result of the actual issuance of shares of Common Stock of the Corporation referred to in this paragraph (C). On the expiration or termination of such rights, options or warrants, or rights to convert, the Conversion Price hereunder shall be readjusted (up or down as the case may be) to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such rights, options, warrants or convertible securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exercise of such rights, options or warrants or upon the conversion of any such securities.

                        (D) In case any event shall occur as to which the provisions of paragraphs (A), (B) or (C) of this Section 7(d)(4) are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights represented by Series A Preferred Stock in accordance with the essential intent and principles of such subsections, then, in each such case, the Corporation shall, if requested by the holders of a majority of the shares of Series A Preferred Stock then outstanding, appoint a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Corporation (who may be the regular auditors of the Corporation), which shall give their good faith opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in paragraphs (A), (B) or (C) of this Section 7(d)(4), necessary to preserve, without dilution, the conversion rights represented by Series A Preferred Stock. Such opinion upon such adjustment, if any, as may be necessary shall be final and binding on the parties hereto and all subsequent holders of Series A Preferred Stock. Upon receipt of such opinion, the Corporation will promptly mail copies thereof to the holders of Series A Preferred Stock and shall make the adjustments described therein.

                 (E) The number of shares of Common Stock of the Corporation as at the time outstanding shall exclude all shares of Common Stock then owned or held by or for the account of the Corporation but shall include the aggregate number of shares of Common Stock of the Corporation at the time deliverable in respect of the convertible securities, rights, options and warrants referred to in
         Section 7(d)(4)(C) hereof; provided, that, to the extent that such rights, options, warrants or conversion privileges are not exercised, such shares of Common Stock shall be deemed to be outstanding only until the expiration dates of the rights, options or conversion privileges or the prior cancellation thereof.

         (5) Issuances Which Require No Adjustment. No adjustment of the Conversion Price shall be made as a result of or in connection with:

             (A) the issuance of shares of Common Stock of the Corporation upon conversion of Series A Preferred Stock;

             (B) the issuance of shares of Common stock of the Corporation upon exercise of the Dealer Manager/Underwriter's Warrant issued to Piper Jaffrey & Hopwood Incorporated on December 24, 1986;


             (C) the issuance after April 13, 1989 of up to an aggregate of the excess, if any, of ten percent (10%) of the number of shares of Common Stock of the Corporation from time to time outstanding over the number of shares of the

         Corporation's Common Stock then issuable pursuant to the options which are referred to in Section 7(d)(5)(D) hereof in additional shares of, and or rights, options or warrants to purchase such aggregate number of additional shares of, the Corporation's Common Stock;

             (D) the issuance of the Corporation's Common Stock pursuant to options which were granted under the Corporation's 1984 and 1988
         Stock Option Plans and which were outstanding on December 31, 1988; and

             (E) the issuance of the Corporation's Common Stock pursuant to a merger transaction in which a "fairness opinion" (i) confirms the fairness from a financial point of view of the stock issuance and merger from the standpoint of the Corporation, the holders of the Corporation's Common Stock and the holders of Series A Preferred Stock, (ii) is given by an investment banking firm reasonably satisfactory to holders of a majority of the shares of Series A Preferred Stock then outstanding and (iii) is addressed and delivered to the Corporation and the holders of the then outstanding shares of Series A Preferred Stock.

To the extent the issuance (or deemed issuance) of Common Stock shall not result in any adjustment of the Conversion Price pursuant to the provisions of this Section 7(d)(5), then such Common Stock shall not be taken into account for purposes of determining the prices under clauses (i) or (ii) of Section 7(d)(3) hereof.


      (6) Certificate and Notice of Adjustment. Whenever the Conversion Price is adjusted as provided in this Section 7(d), the Corporation will promptly provide a certificate of its chief financial officer, and, if requested by the holders of a majority of the shares of Series A Preferred Stock then outstanding, will promptly obtain a certificate of a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Corporation (who may be the regular auditors of the Corporation), setting forth the Conversion Price as so adjusted and a brief statement of facts accounting for such adjustment, and will mail a brief summary thereof to the holders of Series A Preferred Stock.

      (7) Computing Market Price. For the purpose of any computation under this Section 7(d), the current "Market Price" per share of Common Stock of the Corporation on any date shall be deemed to be the average of the Market Prices for the 10 consecutive trading dates commencing 12 trading days before such date.

      (8) Further Reductions of Conversion Price Upon Failure to Obtain Certain Eligible Bookings and Net Proceeds from Sales of Common Stock. Notwithstanding the foregoing provisions of this
         Section 7(d), in case the Corporation, during the 12-month period commencing on April 13, 1989 (the "First Year"), shall fail to have obtained Eligible Bookings (as hereinafter defined) of at least $4,000,000 and shall fail to have obtained during the First Year at least $8,000,000 from a combination of Eligible Bookings and net proceeds actually received of at least $2.00 per share from sales of its Common Stock, the Conversion Price for the conversion of Series A Preferred Stock shall be reduced during the six-month period immediately following the First Year (and thereafter as well in case the Corporation, during the 18-month period commencing on April 13, 1989 (the "First Eighteen Months"), shall fail to have obtained Eligible Bookings of at least $4,000,000 but less than $8,000,000 and shall fail to have obtained during the First Eighteen Months at least $6,000,000 but less than $16,000,000 from a combination of Eligible Bookings and net proceeds actually received of at least $2.00 per share from sales of its Common Stock to a price equal to the current Conversion Price which would have then been in effect pursuant to the foregoing provisions of this Section 7(d) had the Conversion Price for Series A Preferred Stock initially been $1.50 rather than $2.00.

                 (9) Further Adjustments in Conversion Price. In case the Conversion Price for the conversion of Series A Preferred Stock during the six-month period immediately following the First Year shall have been reduced pursuant to the provisions of Section 7(d)(8) hereof, in case the Corporation, during the First Eighteen Months, shall fail to have obtained Eligible Bookings of at least $4,000,000 and shall fail to have obtained during the First Eighteen Months at least $8,000,000 from a combination of Eligible Bookings and net proceeds actually received of at least $2.00 per share from sales of its Common Stock the Conversion Price for the conversion of Series A Preferred Stock shall be further decreased after the end of the First Eighteen Months to the current Conversion Price which would have then been in effect pursuant to the foregoing provisions of this Section 7(d) had the Conversion Price for Series A Preferred Stock initially been $1.00 rather than $2.00. In case the Conversion Price for the conversion of Series A Preferred Stock during the six-month period immediately following the First Year shall have been reduced pursuant to the provisions of Section 7(d)(8) hereof, in case the Corporation, during the First Eighteen Months, shall have obtained Eligible Bookings of at least $8,000,000 and shall have obtained during the Eighteen Month Period at least $16,000,000 from a combination of Eligible Bookings and net proceeds actually received of at least $2.00 per share from sales of its Common Stock, the Conversion Price for the conversion of Series A Preferred Stock shall be increased after the end of the First Eighteen Months to the current Conversion Price that would have been in effect if no reduction in Conversion Price had been effected pursuant to Section 7(d)(8) hereof.

                 (10)      Definition of "Eligible Bookings." As used in this
         Section 7(d), "Eligible Bookings" means with respect to any period the revenues payable to the Corporation pursuant to the terms of binding written business agreements entered into during such period to the extent that (i) such revenues are payable with respect to development stage work in lineal in advance periodic payments due within 24 months of the dates such business agreements are entered into by the Corporation or (ii) such revenues are payable with respect to prototype delivery after development stage work has been completed to the joint satisfaction of the Corporation and the other party to the business agreements, provided that such revenues attributable to prototype delivery are due within 36 months of the dates such business agreements are entered into by the Corporation.

                 (e) Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization or reclassification of capital stock of the Corporation, or any consolidation or merger of the Corporation with or into another corporation or any consolidation or merger of another corporation with or into the Corporation, or the sale of all or substantially all of its assets to another corporation, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby any holder of shares of Series A Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of shares of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such consolidation or merger, of the Conversion Price to the value of the Common Stock reflected by the terms of such consolidation or merger if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation or merger). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the Corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to each holder of Series A Preferred Stock the obligation to deliver thereto such shares of stock, securities or assets as, in accordance with the foregoing provisions, holders of Series A Preferred Stock may be entitled to receive. If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock of the Corporation, the Corporation shall not effect any consolidation, merger or sale with the person having made such purchase, tender or exchange offer or with any affiliate of such person, unless prior to the consummation of such consolidation, merger or sale each holder of Series A Preferred Stock shall have been given a reasonable opportunity to then elect to receive on conversion thereof either the stock, securities or assets then issuable with respect to the Common Stock or the stock, securities, assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such purchase, tender or exchange offer.

                 (f)      Notices.  In case at any time:

                          (i) the Corporation shall declare any cash dividend upon its Common Stock;

                          (ii) the Corporation shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution other than regular cash dividends to holders of its Common Stock;

                          (iii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                          (iv) there shall be any capital reorganization, or reclassification or the capital stock of the Corporation, or consolidation or merger of the Corporation with or into, or sale of all or substantially all of its assets to, another corporation or consolidation or merger of another corporation with or into the Corporation; or

                          (v) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, in any one or more of such cases, the Corporation shall give to each holder of Series A Preferred Stock (A) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the record date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be.

                 (g)      Stock to be Reserved.

                          (i) The Corporation shall at all times reserve and keep available, free from preemptive rights out of its authorized but unissued Common Stock or its issued Common Stock held in treasury, or both, solely for the purpose of issue upon conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion thereof. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all shares of Series A Preferred Stock then outstanding, the Corporation shall take such corporate action as may in the opinion of its counsel be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for that purpose. The Corporation covenants and agrees that all shares of Common Stock which shall be so issuable shall, upon issuance, be duly authorized and validly issued, fully paid and nonassessable and free from all preemptive rights of stockholders and all liens and charges. The Corporation shall not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issuable after such action upon conversion of all outstanding shares of Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation. The Corporation shall take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, any requirements of any exchange upon which the Common Stock of the Corporation may be listed, the Certificate of Incorporation or bylaws of the Corporation, or any agreement, instrument or order to which the Corporation or any of its subsidiaries is then subject.

                          (ii) The Corporation will at all times reserve and keep available for issuance of the authorized shares of Series A Preferred Stock created by this Certificate of Designations, Powers, Preferences and Relative Rights, Qualifications, Limitations and Restrictions of the Series A 10% Cumulative Convertible Preferred Stock of OIS Optical Imaging Systems, Inc., or any necessary amendment thereto to comply with this paragraph, a sufficient number of authorized and unissued shares of Series A Preferred Stock which may be deliverable to holders of Series A Preferred Stock who may elect to receive any dividend in additional shares of Series A Preferred Stock in lieu of cash.

                 (h) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of shares of Series A Preferred Stock and the issuance of certificates for shares of Series A Preferred Stock upon the conversion of only a portion of the number of shares of Series A Preferred Stock covered by a certificate therefor and upon the issuance of Series A Preferred Stock as dividends in lieu of cash as provided herein, shall be made without charge to any holder thereof for any issuance tax in respect thereto, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of such holder.

                 (i) Listing. If any shares of Common Stock required to be reserved for purposes of the conversion of Series A Preferred Stock hereunder require listing on any securities exchange, before such shares may be issued upon conversion, the Corporation shall, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly listed on such securities exchange.

                 8. Certificates. So long as any shares of Series A Preferred Stock are outstanding, there shall be set forth on the face or back of each Series A stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each shareholder who so requests, the powers, preferences and rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or such rights.

                 IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and its corporate seal hereunto affixed by Zvi Yaniv, its President, and to be attested by Joseph Ben-Gal, its Secretary, on this 12th day of July, 1990.

                                                     /s/ Zvi Yaniv
                                                   --------------------
ATTEST:                                            Zvi Yaniv, President

/s/ Joseph Ben-Gal
- -------------------------
Joseph Ben-Gal, Secretary

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          OVONIC IMAGING SYSTEMS, INC.

                    Pursuant to Section 242 and Section 245
                    of the Delaware General Corporation Law

           The undersigned, being the Chairman of the Board of Directors and the Secretary of Ovonic Imaging Systems, Inc., a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

           FIRST: The corporation was originally incorporated as Ovonic Display Systems, Inc. Pursuant to a Certificate of Amendment filed by the Secretary of State, Dover, Delaware, on the 22nd day of May, 1986, the name of the corporation is presently Ovonic Imaging Systems, Inc.

           SECOND: That the Certificate of Incorporation of the corporation was filed in the office of the Secretary of State of Delaware on the 31st day of May, 1984.

           THIRD: That the amendment and the restatement of the Certificate of Incorporation have been duly adopted by the sole stockholder of the corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware by unanimous consent of the holder of all outstanding stock entitled to vote thereon.

           FOURTH: That the text of the Certificate of Incorporation of Ovonic Imaging Systems, Inc., as amended, is hereby restated as further amended by this Certificate, to read in full, as follows:

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          OVONIC IMAGING SYSTEMS, INC.
                    Pursuant to Section 242 and Section 245
                    of the Delaware General Corporation Law

           I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

           FIRST:  The name of the corporation is OVONIC IMAGING SYSTEMS, INC.

           SECOND: Its registered office is to be located at 229 South State Street, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is the United States Corporation Company.

           THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware.

           FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Twenty Million (20,000,000) shares of Common Stock, each with par value of $0.01.

           FIFTH: Notwithstanding any other provision of this Certificate or the Bylaws of the corporation to the contrary (and notwithstanding the fact that a lesser percentage may be generally specified by law, in this Certificate or in the Bylaws of the corporation), the affirmative vote of the holders of at least 80% of the voting power of all shares of the corporation entitled to vote shall be required to authorize the dissolution of the corporation.

           SIXTH: Notwithstanding any other provision of this Certificate or the Bylaws of the corporation to the contrary, no action required to be taken at any annual or special meeting of the stockholders of the corporation, nor any action which may be taken at any annual or special meeting of such stockholders, may be taken by written consent, without a meeting with such prior notice as may be required by law, in this Certificate or the Bylaws of the corporation.

           SEVENTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders, the following additional provisions are set forth and made a part of this Certificate:

                 (a) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the corporation is expressly authorized and empowered to make, alter, amend and repeal the Bylaws of the corporation, except as otherwise provided or permitted under the General Corporation Law of the State of Delaware; provided, however, that until October 1, 1991 the board of directors shall not alter, amend or repeal Article XII of such Bylaws except as provided therein.

                 (b) Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of
         Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation, as consequence of such compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

                 EIGHTH: Subject to the provisions of Article NINTH of this Certificate, any of the provisions of this Certificate may from time to time be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this Certificate are granted subject to the provisions of this Article EIGHTH.

                 NINTH: Notwithstanding any other provisions of this Certificate or the Bylaws of the corporation to the contrary (and notwithstanding the fact that a lesser percentage may be generally specified by law, in this Certificate or in the Bylaws of the corporation), the affirmative vote of the holders of at least 80% of the voting power of all shares entitled to vote shall be required to alter, amend or repeal, or to adopt any provisions of this Certificate inconsistent with, Articles FIFTH and SIXTH, Subsection (a) of Article SEVENTH, or this Article NINTH.

                 TENTH:  The corporation shall, to the full extent permitted by
Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

                 ELEVENTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification. Nothing herein shall limit or otherwise affect the obligation or right of the corporation to indemnify its directors pursuant to the provisions of this Certificate, the Bylaws of the corporation or as may be permitted by the Delaware General Corporation Law.

                 IN WITNESS WHEREOF, the undersigned have executed the foregoing Restated Certificate of Incorporation on the 18th day of December, 1984.


                                                    /s/ Stanford R. Ovshinsky
                                                    -------------------------
                                                    Stanford R. Ovshinsky,
                                                    Chairman of the Board of
                                                    Directors
ATTEST:


/s/ Lawrence G.  Norris
- -----------------------
Lawrence G. Norris,
Secretary